Exhibit 99.1
VIA PHARMACEUTICALS NAMES REBECCA TAUB SENIOR VICE PRESIDENT OF
RESEARCH AND DEVELOPMENT
- Industry Veteran Joins Company as Lead Product Progresses in Phase 2 Trials -
SAN FRANCISCO, Jan. 16, 2008 — VIA Pharmaceuticals (NASDAQ: VIAP), a biotechnology company focused on the development of compounds for the treatment of cardiovascular disease, announced today that Rebecca A. Taub, M.D. has joined VIA as senior vice president of research and development. Dr. Taub brings extensive experience as a pharmaceutical executive heading up major development programs in metabolic diseases as well as more than 15 years as a principal investigator at major academic medical centers.
“Becky will be able to make immediate contributions to VIA. She will play a critical role in defining and implementing the overall strategy at VIA and we are thrilled to have someone with her breadth of experience join our senior management team,” said Lawrence K. Cohen, Ph.D., chief executive officer of VIA Pharmaceuticals. “Becky, along with our strong existing team, will contribute to the clinical and commercial development of our lead product candidate VIA-2291, which is in multiple Phase 2 trials investigating its potential to treat vascular inflammation. In addition, she will work in developing strategies for establishing rapid and convincing proof-of-concept clinical studies for additional product candidates, including helping us assess the potential of products currently in our pre-clinical pipeline. Studies show there is a strong link between metabolic diseases and cardiovascular diseases, and we believe that Becky’s background and experiences are ideally suited to VIA.”
Dr. Taub joins VIA from Roche Pharmaceuticals, a unit of Roche Holding Ltd., where she has served as vice president of research in metabolic diseases since 2004. While at Roche she oversaw drug discovery programs in diabetes, dyslipidemia and obesity, including target identification, lead optimization and advancement of preclinical candidates into clinical development. From 2000 through 2003, Dr. Taub worked at Bristol-Myers Squibb Co. and DuPont Pharmaceutical Company, which was acquired by Bristol-Myers in 2001, in a variety of positions, including executive director of neuroscience biology and executive director of CNS and obesity research.
“VIA’s strategy of addressing significant unmet medical needs of patients with cardiovascular disease by targeting the root cause of vascular inflammation is innovative and has significant potential,” said Dr. Taub. “I look forward to supporting the excellent clinical and development work that is taking place and ensuring additional clinical candidates are brought forward.”
Before becoming a pharmaceutical executive, Dr. Taub served in a number of academic medicine and clinical research positions. She was a tenured professor of genetics and medicine at the University of Pennsylvania School of Medicine from 1997 to 2001, and she remains an adjunct professor. Earlier she was an assistant professor at the Joslin Diabetes Center of Harvard Medical School, Harvard University and an associate investigator with the Howard Hughes Medical Institute. She is the author of more than 120 research articles. Dr. Taub received her M.D. from Yale University School of Medicine and B.A. from Yale College.

About VIA Pharmaceuticals, Inc.
VIA Pharmaceuticals, Inc. is a biotechnology company focused on the development of compounds for the treatment of cardiovascular disease. VIA is building a pipeline of small-molecule drugs that target a significant unmet medical need: reducing inflammation in the blood vessel wall, which is an underlying cause of atherosclerosis and its complications, including heart attack and stroke. The company’s lead drug candidate, VIA-2291, is in multiple Phase 2 clinical studies in patients with cardiovascular disease. For more information, visit: www.viapharmaceuticals.com.
Forward-Looking Statements
This press release may contain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or to VIA’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause VIA’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond VIA’s control and which could materially affect actual results, levels of activity, performance or achievements.
Factors that may cause actual results to differ materially from current expectations include, but are not limited to:
•	our ability to obtain necessary financing;

•	our ability to control our operating expenses;

•	our ability to recruit and enroll patients for the CEA, ACS and FDG-PET clinical trials;

•	our ability to successfully complete our clinical trials of VIA-2291 on expected timetables and the outcomes of such clinical trials;

•	the results of our clinical trials, including without limitation, with respect to the safety and efficacy of VIA-2291;

•	the outcome of any legal proceedings;

•	our ability to obtain necessary FDA approvals;

•	our ability to successfully commercialize VIA-2291;

•	our ability to obtain and protect our intellectual property related to our product candidates;

•	our potential for future growth and the development of our product pipeline;

•	our ability to form and maintain collaborative relationships to develop and commercialize our product candidates;

•	general economic and business conditions; and

•	the other risks described under the heading “Risk Factors” in our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2007 and September 30, 2007 on file with the SEC.
All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date they are made, and VIA undertakes no obligation to update publicly any of these statements in light of new information or future events.

Contact Information:
VIA Pharmaceuticals, Inc.
James G. Stewart
Senior Vice President and Chief Financial Officer
415.283.2204
For Media:
WeissComm Partners
Aimee Corso — 310-780-2661
acorso@wcpglobal.com
For Investors:
The Trout Group
Ian Clements / Lauren Glaser — San Francisco — 415.392.3385
Brian Korb — New York City — 646.378.2923